UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2012

FairPoint Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32408	13-3725229
(Commission File Number)	(I.R.S. Employer Identification No.)

521 East Morehead Street, Suite 500, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

(704) 344-8150

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2012, Todd W. Arden notified FairPoint Communications, Inc. (the “Company”) that he would be resigning as a member of the Company’s board of directors (the “Board”). Mr. Arden’s resignation is effective as of June 22, 2012 and is not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

On June 25, 2012, the Board, following a recommendation from the Board’s Corporate Governance and Nominating Committee, unanimously approved the appointment of Peter C. Gingold as a director of the Company to fill the vacancy on the Board created by Mr. Arden’s resignation, effective as of June 25, 2012. Mr. Gingold will serve until the Company’s 2013 annual meeting of shareholders and until his successor is elected and qualified, or until his earlier resignation, retirement or removal.

Mr. Gingold is a director at Angelo, Gordon & Co., which he joined in 2007, focusing in distressed and leverage credit. Prior to joining Angelo, Gordon & Co., Mr. Gingold’s background includes significant management experience across several operational roles, positions as an investment banker, and functions related to corporate development and strategy. Mr. Gingold holds a Bachelor of Science degree from Cornell University and a Master of Business Administration degree from the Columbia Business School.

The Board determined that Mr. Gingold is “independent” under the listing standards of The NASDAQ Stock Market. As a non-employee director, Mr. Gingold would be entitled to receive an annual cash retainer of $75,000 for serving as a director on the Board, payable in quarterly installments. Mr. Gingold has elected to forego such compensation. In addition, the Company will enter into an indemnification agreement with Mr. Gingold in substantially the same form as those entered into with the Company’s other non-employee directors. The indemnification agreement is intended to ensure that, as a non-employee director of the Company, Mr. Gingold is indemnified to the fullest extent permitted under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 28, 2012

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
	Name:	Shirley J. Linn
	Title:	Executive Vice President and General Counsel